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                                                                   EXHIBIT 99.0


                         MONTHLY REPORT OF OPERATIONS
                Unaudited, Unconsolidated Financial Highlights


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

                                As of, for the Month     As of, for the 8 Months
                                   Ended August 31,          Ended August 31,
                                ---------------------    ----------------------
                                  2001       2000          2001         2000
                                           (Dollars in thousands)

AVERAGE INVESTMENTS           $  170,848  $  163,191   $  192,635   $  169,414


LOANS

Total Loans and Mortgage-
  Backed Securities           $4,261,633  $3,926,315   $4,261,633   $3,926,315

Loans Originated/Purchased:
  Single-Family Loans         $   64,708  $   56,977   $  738,773   $  610,484
  Multi-Family Loans              46,362      15,620      275,948      161,654
  Commercial Real Estate Loans    36,936       6,605       84,172        8,663
  Others                           1,213       2,817       28,466       13,424
                              $  149,219  $   82,019   $1,127,359   $  794,225

Loans Sold                    $    5,509  $      157   $   43,043   $    4,567

Average Rate on Loans
  Originated/Purchased              7.05%       8.11%        7.22%        7.55%
Percentage of Portfolio in
  Adjustable Rate Loans            76.09%      92.75%       76.09%       92.75%
Non-performing Assets
  to Total Assets                   0.30%       0.25%        0.30%        0.25%


BORROWINGS

Federal Home Loan Bank
  Advances                    $1,639,000  $1,494,000   $1,639,000   $1,494,000
Reverse Repurchase
  Agreements                  $  245,214  $  323,427   $  245,214   $  323,427


DEPOSITS

Retail Deposits               $1,860,154  $1,670,555   $1,860,154   $1,670,555
Wholesale Deposits            $  522,421  $  464,268   $  522,421   $  464,268
                              ----------  ----------    ---------    ---------
                              $2,382,575  $2,134,823   $2,382,575   $2,134,823

Net Increase (Decrease)       $   56,512  $   (2,292)  $  213,824   $   69,742


AVERAGE INTEREST RATES

Yield on Loans                      7.40%       7.93%        7.93%       7.68%
Yield on Investments                5.63%       7.95%        5.53%       6.25%
Yield on Earning Assets             7.33%       7.93%        7.83%       7.62%
Cost of Deposits                    3.88%       4.79%        4.47%       4.60%
Cost of Borrowings                  5.58%       6.54%        6.00%       6.19%
Cost of Money                       4.64%       5.59%        5.17%       5.29%
Earnings Spread                     2.69%       2.34%        2.66%       2.33%
Effective Net Spread                2.88%       2.54%        2.86%       2.51%
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